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                                                                    Exhibit 23.1



CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the incorporation by reference in the registration statements of Cabot Oil & Gas Corporation on Form S-8 filed on June 23, 1991 and on October 29, 1993 of our reports dated March 1, 1996, on our audits of the consolidated financial statements and financial statement schedules of Cabot Oil & Gas Corporation as of December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, which reports are included in this Annual Report on Form 10-K.

     Our report refers to a change in 1995 in the method of applying the unit-of-production method to calculate depreciation and depletion on producing oil and gas properties, and accounting for the impairment of long-lived assets.


                                               COOPERS & LYBRAND L.L.P.


Houston, Texas
March 13, 1996